Exhibit 99.1

The Knot Reports First Quarter 2009 Financial Results

-- Strong Results in Local Online Advertising and Weddings Supplies--

Conference Call Today at 4:30 p.m. ET Dial-In (800) 638-7172 (ID# 97479753)

NEW YORK--(BUSINESS WIRE)--May 7, 2009--The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), a leading lifestage media company targeting couples planning their weddings and future lives together, today reported financial results for its first quarter ended March 31, 2009.

First Quarter 2009 Results

For the quarter ended March 31, 2009, The Knot reported revenues of $23.7 million, a slight decrease from $23.8 million in the first quarter of 2008. Revenue from online advertising was flat to the prior year’s first quarter as a 4% increase in local online advertising offset a 9% decline in national online advertising revenue. Merchandise revenue from the sale of wedding supplies grew 12%, while registry services revenue declined 3%. Publishing and other revenue declined 11% compared to the first quarter of 2008.

Net loss for the three months ended March 31, 2009, was $1.3 million, or $0.04 per basic and diluted share, as compared to net income of $579,000 or $0.02 per basic and diluted share in the first quarter of last year. Interest income declined by $900,000 this quarter from the first quarter of 2008 due to lower interest rates earned on the Company’s cash and investments.

The Company’s balance sheet reflects cash and cash equivalents of $71.7 million, short-term investments of $3.0 million, and an additional $47.8 million in auction-rate securities, which are currently classified as long-term investments. The Company has no debt.

“The first quarter was a challenging operating environment, but I am pleased that our results met, and in some cases exceeded, our expectations,” said David Liu, CEO of The Knot. “Our local business continues to grow and our wedding supplies business delivered surprisingly strong results in a seasonally slow quarter. With healthy membership enrollments, strong brands, and a solid balance sheet, we continue to focus on execution with an eye toward growth in 2010 and beyond.”

Recent Developments

  The wedding supplies business had its best first quarter performance in company history. Improved merchandising, new and redesigned products, and a recent surge in membership all contributed to revenue of $5.2 million, a 12% increase over last year’s first quarter.
  Membership acquisition at both of our flagship wedding websites, The Knot.com and WeddingChannel.com, continued to build on the record membership levels achieved last year with 10% growth over last year’s quarter.
  The Company now has more than 135 niche websites with the recent launch of an additional 75 niche websites in March and 50 sites in April. The niche websites provide front-door access to hyper-local Real Wedding content and additional exposure for local advertisers. The Company hosts its niche destinations through the Weddings.com URL and expects to have as many as 200 such sites by year-end.
  The Company recently unveiled results from its annual Best of Weddings Survey. The study polled 18,000 brides who wed in 2008, and revealed that the average cost of a wedding grew 5% in 2008 to $29,000. In a more recent study on the impact of the recession, the Company found that 60% of brides indicated their wedding spending is going forward as planned while 40% indicated they would cut back by an average of 16%.

First Quarter 2009 Financial Highlights

Commenting on the first quarter results, Chief Financial Officer John Mueller said, “As we anticipated, we had strong renewals from endemic advertisers while non-endemic advertisers, particularly in automotive and finance, retrenched. Operating expenses came in as expected, higher than first quarter 2008 levels, primarily due to hiring that occurred over the course of the last year and to the expenses associated with our recent acquisitions. We continue to hold an extremely tight rein on discretionary spending to keep the company as efficient as possible in this challenging economic environment.”

  National and local online revenues were $4.2 million and $8.6 million, respectively, for the three months ended March 31, 2009, as compared to $4.7 million and $8.2 million for the first quarter of 2008.
  Gross profit margins approximated 80% for the three months ended March 31, 2009, compared to 81% in the first quarter of 2008.
  Operating expenses, including depreciation, amortization, and stock-based compensation, were $21.2 million for the three months ended March 31, 2009, as compared to $19.5 million for the first quarter of 2008. The increase in operating expenses is primarily related to employee compensation associated with headcount increases in mid-2008, operating expenses associated with both the Breastfeeding.com and WedSnap acquisitions, transaction expenses related to the acquisition of WedSnap, bad debt expense, and accelerated amortization of the Macy’s relationship intangible asset.
  Stock-based compensation expense was $1.0 million for the three months ended March 31, 2009, as compared to $747,000 for the corresponding period in 2008.
  Net cash provided by operating activities was $2.3 million for the three months ended March 31, 2009, as compared to $5.9 million for the same period in 2008. Capital expenditures amounted to $575,000 for the three months ended March 31, 2009, as compared to $2.4 million for the same period in 2008.

Conference Call and Replay Information

The Knot will host a conference call with investors at 4:30 p.m. ET on Thursday, May 7, 2009, to discuss its first quarter 2009 financial results. Participants should dial in to (800) 638-7172 Reference #97479753 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot website, accessible at www.theknot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on The Knot website approximately two hours after the conference call ends for a period of two weeks and will also be available at (800) 642-1687 Reference #97479753.

About The Knot, Inc.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com), is a leading lifestage media company targeting couples planning their weddings and future lives together. Its flagship brand, The Knot, is the nation's leading wedding resource, reaching over a million engaged couples each year through the #1 wedding website, TheKnot.com. Extensions of The Knot brand include The Knot national and local magazines, The Knot books (published by Random House and Chronicle), and television programming bearing The Knot name (aired on Style Network and Comcast). The company’s website, WeddingChannel.com, is the most visited wedding gift registry website. The Nest brand focuses on the newlywed lifestage with the popular lifestyle website TheNest.com, a home decor book series with Clarkson Potter, and The Nest magazine. The Bump brand focuses on the pregnancy and first-time parenthood lifestage with TheBump.com website and The Bump local guides. Also under the company’s umbrella are WeddingTracker.com, GiftRegistryLocator.com, party-planning site PartySpot.com, teen-oriented PromSpot.com, Breastfeeding.com, local baby services and community site LilaGuide.com, and WedSnap, the developer of the WeddingBook application on Facebook.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenues to survive over the long term, (ii) our history of losses, (iii) the significant fluctuation to which our quarterly revenues and operating results are subject, (iv) the seasonality of the wedding industry, (v) our dependence on a limited number of customers, and in particular, Macy’s, for a significant portion of our revenues, (vi) the dependence of our registry services business on the continued use of the WeddingChannel.com website by our retail partners, (vii) the potential for losses on our investments in auction rate securities or our inability to liquidate these investments at desired times and in desired amounts, and (viii) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

The Knot, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$71,692	$61,488
Short-term investments	2,999	12,987
Accounts receivable, net	9,371	9,381
Accounts receivable from affiliate	967	351
Inventories	2,429	2,087
Deferred production and marketing costs	491	519
Deferred tax assets, current portion	2,322	2,310
Other current assets	2,453	2,270
Total current assets	92,724	91,393

Long-term investments	47,834	48,974
Property and equipment, net	7,489	8,331
Intangible assets, net	22,464	23,686
Goodwill	37,864	34,607
Deferred tax assets	21,737	22,160
Other assets	197	201
Total assets	$230,309	$229,352

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,001	$8,648
Deferred revenue	12,863	11,760
Total current liabilities	21,864	20,408
Deferred tax liabilities	9,522	10,236
Other liabilities	330	360
Total liabilities	31,716	31,004

Stockholders’ equity:
Common stock	337	323
Additional paid-in-capital	202,344	200,822
Accumulated deficit	(4,088)	(2,797)
Total stockholders’ equity	198,593	198,348
Total liabilities and stockholders’ equity	$230,309	$229,352

The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended
	March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Net revenues:
Online sponsorship and advertising	$12,823	$12,910
Registry Services	1,718	1,778
Merchandise	5,166	4,594
Publishing and other	4,010	4,519
Total net revenues	23,717	23,801

Cost of revenues	4,858	4,471

Gross profit	18,859	19,330

Operating expenses:
Product and content development	5,173	4,952
Sales and marketing	7,956	7,579
General and administrative	5,405	4,809
Depreciation and amortization	2,646	2,201
Total operating expenses	21,180	19,541

(Loss) income from operations	(2,321)	(210)
Interest and other income, net	303	1,202

(Loss) income before income taxes	(2,018)	992
	(727)	413
(Benefit) provision for income taxes

Net (loss) income	($1,291)	$579

Basic (loss) earnings per share	($0.04)	$0.02
Diluted earnings per share	($0.04)	$0.02

Weighted average number of common shares outstanding:
Basic	31,878	31,252
Diluted	31,878	32,613

CONTACT:
The Knot, Inc.
Laura Cave, 212-219-8555 x1012
Corporate Communications Manager
IR@theknot.com